Exhibit 22

GUARANTEED SECURITIES

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are securities issued by NextEra Energy Capital Holdings, Inc. (Issuer) and guaranteed by NextEra Energy, Inc. (Guarantor).

Issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999
3.55% Debentures, Series due May 1, 2027
3.50% Debentures, Series due April 1, 2029
Series J Debentures due September 1, 2024
2.75% Debentures, Series due November 1, 2029
Series K Debentures due March 1, 2025
2.25% Debentures, Series due June 1, 2030
Series L Debentures, Series due September 1, 2025
Floating Rate Debentures, Series due February 22, 2023
0.65% Debentures, Series due March 1, 2023
Floating Rate Debentures, Series due March 1, 2023
1.90% Debentures, Series due June 15, 2028
Floating Rate Debentures, Series due November 3, 2023
1.875% Debentures, Series due January 15, 2027
2.44% Debentures, Series due January 15, 2032
3.00% Debentures, Series due January 15, 2052
2.94% Debentures, Series due March 21, 2024
Floating Rate Debentures, Series due March 21, 2024
4.30% Debentures, Series due 2062
4.20% Debentures, Series due June 20, 2024
4.45% Debentures, Series due June 20, 2025
4.625% Debentures, Series due July 15, 2027
5.00% Debentures, Series due July 15, 2032

Issued under the Indenture (For Unsecured Subordinated Debt Securities), dated as of June 1, 2006
Series B Enhanced Junior Subordinated Debentures due 2066
Series C Junior Subordinated Debentures due 2067
Series L Junior Subordinated Debentures due September 29, 2057
Series M Junior Subordinated Debentures due December 1, 2077
Series N Junior Subordinated Debentures due March 1, 2079
Series O Junior Subordinated Debentures due May 1, 2079
Series P Junior Subordinated Debentures due March 15, 2082